Advanced Emissions Solutions Announces First Cash Dividend
New quarterly dividend program expected to return $1.00 per share to investors annually

HIGHLANDS RANCH, Colorado - June 14, 2017 – Advanced Emissions Solutions, Inc. (NASDAQ: ADES) today announced that its Board of Directors declared a quarterly cash dividend of $0.25 per share of common stock.
The dividend is payable on July 17, 2017 to stockholders of record at the close of business on June 28, 2017.
“The official declaration of the Company’s first ever quarterly dividend is the next exciting step in our continued focus on returning value to our shareholders,” said L. Heath Sampson, Chief Executive Officer. “This quarterly dividend, in conjunction with the recently completed tender offer, is expected to return approximately $28 million to our shareholders through the end of 2017.”
About the Company
Advanced Emissions Solutions, Inc., through our subsidiaries and joint ventures, is a leader in emissions control technologies and associated equipment, chemicals and services to customers in the coal-fired power generation industry. Our proprietary environmental technologies and specialty chemicals enable our customers to enhance existing air pollution control equipment, minimize mercury, acid gases, and other emissions, maximize capacity, and improve operating efficiency to meet the challenges of existing and pending emission control regulations.

Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. These forward-looking statements include the Company’s plans to pay dividends, which is subject to certain conditions and involve risks and uncertainties identified from time to time in the Company’s filings with the SEC. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements speak only as to the date of this press release.
About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) is a wholly-owned subsidiary of Advanced Emissions Solutions, Inc. (“ADES”) that provides emissions control solutions for coal-fired power generation and industrial boiler industries. With more than 25 years of experience developing advanced mercury control solutions, ADA delivers proprietary environmental technologies, equipment and specialty chemicals that enable coal-fueled boilers to meet emissions regulations. These solutions enhance existing air pollution control equipment, maximizing capacity and improving operating efficiencies. Our track record includes securing more than 30 US patents for emissions control technology and systems and selling the most activated carbon injection systems for power plant mercury control in North America. For more information on ADA, and its products and services, visit www.adaes.com or the ADA Blog (http://blog.adaes.com/).

Tinuum Group, LLC is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coal in cyclone boilers and ADA’s patented M-45™ and patent pending M-45-PC™ technologies for Circulating Fluidized boilers and Pulverized Coal boilers respectively. www.tinuumgroup.com

Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Chris Hodges or Ryan Coleman
312-445-2870
ADES@alpha-ir.com

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